Exhibit 16.1

July 7, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
United States of America
Ladies and Gentlemen:
We have read the statements made by The Wella Company regarding us pursuant to Item 304 of Regulation S-K, included in the Amendment No. 2 to the Registration Statement on Form S-1 of The Wella Company, dated July 7, 2026, and have the following comments:
1.We agree with the statements made in the paragraphs 1, 2 and 3 of the disclosure.
2.We have no basis on which to agree or disagree with the statements made in paragraph 4 of the disclosure.
Yours truly,

/s/ Deloitte SA
Geneva, Switzerland

cc:	Ms. Jodi Taylor
Audit Committee Chairman
The Wella Company